EXHIBIT 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

CONTACTS:
Moosa E. Moosa	Jane Miller
Chief Financial Officer	Corporate Relations Manager
(603) 595-7000	(603) 594-8585 ext. 3346

PRESSTEK REPORTS STRONG THIRD QUARTER 2004 RESULTS
—Company generates record quarterly revenues—

        Hudson, NH—October 28, 2004—Presstek, Inc. (Nasdaq:PRST), a leading provider of direct digital imaging technology, today announced financial results for the third quarter ended October 2, 2004.

        Presstek's President and Chief Executive Officer Edward J. Marino said, "We are very pleased with our third quarter of 2004 performance. We reported strong results in our core businesses, and were successful in making our acquisition of Precision Lithograining Corp. accretive within the first sixty days under Presstek's ownership. These third quarter 2004 achievements resulted in Presstek recording its highest level of quarterly revenues ever."

        The company reported consolidated revenue for the third quarter ended October 2, 2004 of $29.8 million, up 51% compared to $19.8 million in the same period a year ago, and up 31% from $22.7 million in the second quarter of 2004. Consolidated revenue includes $3.1 million in revenue from Presstek's newly acquired subsidiary, Precision Lithograining Company ("PLC"), which closed on July 30, 2004.

        Consolidated consumable revenue for the third quarter of 2004 was $17.1 million, which included $3.1 million from PLC, up 41% from $12.2 million in the third quarter of 2003, and up 21% from our $14.1 million record in the prior quarter. Consolidated equipment revenue including related royalties was $12.2 million, up 82% from $6.7 million in the same period a year ago, and up 49% from $8.2 million in the previous quarter.

        Commenting on the company's revenue, Marino said, "The significant rise in equipment sales bodes very well for future consumable sales because as the installed base of consumable burning engines increases so does the use of Presstek's consumable products."

        Chief Financial Officer Moosa E. Moosa commented, "Revenue from Presstek's New Technology Business, which consists of all Presstek business other than the Quickmaster DI platform products and PLC conventional plates, increased significantly in the third quarter of 2004, up 26% from the second quarter of 2004, and up 56% from the corresponding quarter in the prior year. New Technology equipment revenue for the third quarter of 2004 was up 70% compared to the same period last year, and up 50% from the second quarter of 2004. New Technology consumable revenue was up 37% compared to the same period last year, and down slightly compared to the second quarter of 2004."

        The company reported consolidated net income of $2.7 million, or $0.08 per basic and diluted share, in the third quarter of 2004, compared to net income of $1.4 million, or $0.04 per basic and diluted share, in the second quarter of 2004 and $2.4 million, or $0.07 per basic and diluted share, for the corresponding period in the prior year. Third quarter 2003 net income included $1.4 million in income from discontinued operations. Income from continuing operations in the third quarter of 2003 was $1.0 million, or $0.03 per basic and diluted share.

        Lasertel recorded $775,000 from sales to external commercial customers in the third quarter of 2004, up 89% from $410,000 in the same period a year ago, and up 35% from $573,000 in the prior quarter. Lasertel reported an operating loss of $720,000 in the third quarter of 2004, compared to $832,000 in the same period a year ago, and $945,000 in the prior quarter.

        Presstek's newest subsidiary, Precision Lithograining Corp., recorded $3.1 million from sales to external customers and operating income of $230,000 in the third quarter of 2004.

        Marino said, "We are very pleased with the progress at PLC since closing the acquisition at the end of July. We would like to recognize the hard work of the members of Presstek and PLC's management and staff who helped to make PLC accretive to earnings within the first sixty days of ownership."

        Consolidated gross margins for the third quarter of 2004 were 34%, compared to 39% for the third quarter of 2003 and 40% in the prior quarter. The decrease in gross margin percentage from the prior quarter is primarily due to product mix and the inclusion of the lower margin business from PLC.

        Operating expenses (being the sum of research & development and sales, general & administrative) were $7.2 million in the third quarter of 2004, up from $6.6 million in the same period last year, and down from $7.6 million in the prior quarter. The current quarter includes $337,000 in additional operating expenses related to the inclusion of PLC since the acquisition.

        Commenting on the balance sheet Chief Financial Officer Moosa E. Moosa said, "Our cash balance at the end of the quarter was $16.8 million. The decrease from last quarter reflects: (a) the purchase of PLC; (b) loans advanced to AB Dick under the debtor-in-possession financing; and (c) increased working capital required to grow the business. In addition, the company's balance sheet reflects approximately $6.0 million of intangible assets associated with the acquisition of PLC, of which $4.3 million represents goodwill. This is based upon the preliminary purchase price allocation which will be finalized in the near future. The company generated $4.9 million in cash from earnings and depreciation and amortization in the third quarter of 2004. Total debt at the end of the quarter was down $536,000 from the previous quarter." Marino concluded, "We have committed ourselves to delivering a strong second half of 2004 and are pleased with the third quarter's contribution to that commitment. During the quarter we also made solid progress in the initial stages of our growth phase. Successful showings at both the drupa trade show in May and at the Graph Expo show in early October have resulted in increased interest and demand for our equipment, particularly the new DI press models, which we anticipate will result in improving consumable sales going forward. In addition, PLC generated over $3.0 million in revenue within the first sixty days under Presstek's ownership. We also saw continued strong growth in external sales at our Lasertel operation under its new president Mark McElhinney, and are confident in his abilities to grow Lasertel's customer base and product line. While there is a lot to do ahead of us, we believe we have made excellent progress in building a platform for sustained growth at Presstek."

Conference Call

        Presstek's third quarter conference call is scheduled to take place at 11:00 a.m. (Eastern) on Thursday, October 28, 2004. In the call the company intends to discuss its financial results, its acquisition of Precision Lithograining Corp., quarterly highlights and an update on the current state of the business as well as expectations for the future.

        To participate in the call, dial 800-510-9836, access code 74371037. To listen to a live web cast of the call, click on the link in the IR Calendar in the Investor section of Presstek's website, www.presstek.com, fifteen minutes prior to start time. The webcast will be archived and available for replay until midnight on November 4, 2004. You may also listen to a telephone replay of the call from 1:00 p.m. on October 28, 2004 to 12:00 a.m. on November 4, 2004, by dialing 888-286-8010, access code 53667964.

About Presstek

        Presstek, Inc. is a leading manufacturer and marketer of environmentally responsible high tech digital imaging solutions to the graphic arts and laser imaging markets. Presstek's patented DI®, CTP and plate products provide a streamlined workflow in a chemistry-free environment, thereby reducing printing cycle time and lowering production costs. Presstek solutions are designed to make it easier for printers to cost effectively meet increasing customer demand for high-quality, shorter print runs and faster turnaround while providing improved profit margins.

        Presstek subsidiary Precision Lithograining Corporation is a manufacturer of high quality digital and conventional printing plate products, including Presstek's award-winning, chemistry-free Anthem plate. Presstek subsidiary Lasertel, Inc., manufactures semiconductor laser diodes for Presstek and external customer applications.

        For more information on Presstek, visit www.presstek.com, call 603-595-7000 or email: info@presstek.com.

        "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained in this News Release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected organic and strategic growth; the expected expansion of its served markets; the continued accretive value of Precision Lithograining Corp., expected effects and benefits of its product backlog; the expected effects and benefits of the next phase of its transformation; the expected effects and benefits of its new product introductions; the expected effects and benefits of the Company's proposed acquisition of A.B.Dick Company, if successful; the Company's expectations regarding the sale of products in general; the ability of the Company to achieve its stated objectives; the strength of the Company's relationships with its partners (both on manufacturing and distribution); expectations for the Company's Lasertel subsidiary including its ability to improve results and develop additional external commercial customers for its products; and expectations regarding future growth and profitability. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, negative reactions to the proposed acquisition from customers and partners; the ability to achieve the intended benefit of the completed and proposed acquisitions; the ability to successfully integrate the acquired companies; the ability of Presstek to maintain its financing; the ability of Presstek to meet its stated financial objectives, including its ability to manage the acquisition successfully; the ability of A.B.Dick to maintain sufficient debtor-in-possession financing to fund its operation and the expenses of the Chapter 11 process; the outcome and timing of the companies' efforts to close definitive agreements; the companies' ability to obtain court approval with respect to motions in the Chapter 11 proceeding; the ability of A.B.Dick to obtain and maintain normal terms with its vendors and dealers; the ability of A.B.Dick to maintain contracts that are critical to its operations; the potential adverse impact of the Chapter 11 proceeding on A.B.Dick's liquidity or results of operations; the ability of A.B.Dick to attract, motivate and/or retain key executives and employees; the ability of A.B.Dick to attract and retain vendors and customers; Presstek's dependency on its strategic partners (both on manufacturing and distribution); the introduction of competitive products into the marketplace; shortages of critical or sole-source component supplies; the availability and quality of Lasertel's laser diodes; manufacturing constraints or difficulties (as well as manufacturing difficulties experienced by our sub-manufacturing partners and their capacity constraints); the impact of general market factors in the print industry generally and the economy as a whole; market acceptance of and demand for Presstek's products and resulting revenues; and other risks detailed in Presstek's Annual Report on Form 10-K and Presstek's other reports on file with the Securities and Exchange Commission. The words "looking forward," "looking ahead," "believe(s)," "should," "may," "expect(s)," "anticipate(s)," "likely," "opportunity," and similar expressions, among others, identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. Presstek undertakes no obligation to update any forward- looking statements contained in this news release.

PRESSTEK, INC.
STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED
(In thousands, except per share data)
(unaudited)

	October 2, 2004	September 27, 2003
REVENUE:
Product sales	$29,639	$19,266
Royalties and fees from licensees	111	492

Total revenue	29,750	19,758

COSTS AND EXPENSES:
Cost of products sold	19,747	12,105
Research and product development	1,265	1,667
Selling, general and administrative	5,957	4,957

Total costs and expenses	26,969	18,729

INCOME FROM OPERATIONS	2,781	1,029

INTEREST, NET	(74)	(21)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	2,707	1,008
PROVISION FOR INCOME TAXES	—	—

INCOME FROM CONTINUING OPERATIONS	$2,707	$1,008

DISCONTINUED OPERATIONS:
Income from discontinued operations	—	1,429

INCOME FROM DISCONTINUED OPERATIONS	$—	$1,429

NET INCOME	$2,707	$2,437

EARNINGS PER SHARE—BASIC:
From continuing operations	$0.08	$0.03

From discontinued operations	$0.00	$0.04

EARNINGS PER SHARE BASIC	$0.08	$0.07

EARNINGS PER SHARE—DILUTED:
From continuing operations	$0.08	$0.03

From discontinued operations	$0.00	$0.04

EARNINGS PER SHARE DILUTED	$0.08	$0.07

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING—BASIC	34,688	34,177

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING—DILUTED	35,336	34,625

PRESSTEK, INC.
STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED
(In thousands, except per share data)
(unaudited)

	October 2, 2004	September 27, 2003
REVENUE:
Product sales	$75,337	$62,598
Royalties and fees from licensees	424	2,121

Total revenue	75,761	64,719

COSTS AND EXPENSES:
Cost of products sold	47,832	37,947
Research and product development	4,586	5,491
Selling, general and administrative	17,354	15,836
Special charges	(296)	550

Total costs and expenses	69,476	59,824

INCOME FROM OPERATIONS	6,285	4,895

INTEREST, NET	(232)	(272)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	6,053	4,623
PROVISION FOR INCOME TAXES	—	—

INCOME FROM CONTINUING OPERATIONS	$6,053	$4,623

DISCONTINUED OPERATIONS:
Income from discontinued operations	—	1,429

INCOME FROM DISCONTINUED OPERATIONS	$—	$1,429

NET INCOME	$6,053	$6,052

EARNINGS PER SHARE—BASIC:
From continuing operations	$0.18	$0.14

From discontinued operations	$0.00	$0.04

EARNINGS PER SHARE BASIC	$0.18	$0.18

EARNINGS PER SHARE—DILUTED:
From continuing operations	$0.17	$0.13

From discontinued operations	$0.00	$0.04

EARNINGS PER SHARE DILUTED	$0.17	$0.17

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING—BASIC	34,464	34,158

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING—DILUTED	35,285	34,329

PRESSTEK, INC.
BALANCE SHEETS
(In thousands)

	October 2, 2004	January 3, 2004
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$16,758	$28,196
Accounts receivable trade, net	21,139	14,922
Other receivables, net	3,435	—
Inventories	21,099	12,354
Other current assets	1,468	1,064

Total current assets	63,899	56,536

PROPERTY, PLANT AND EQUIPMENT, NET	46,991	45,732

OTHER ASSETS, NET:
Goodwill	4,329	—
Intangibles, net	4,698	3,577
Other assets, net	2,442	683

Total other assets, net	11,469	4,260

TOTAL ASSETS	$122,359	$106,528

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$2,143	$2,143
Accounts payable	11,800	4,750
Accrued expenses	7,464	7,131

Total current liabilities	21,407	14,024

LONG-TERM DEBT, NET OF CURRENT PORTION	10,714	12,321
STOCKHOLDERS' EQUITY:
Common stock	348	342
Additional paid-in capital	101,765	97,769
Comprehensive loss	(47)	(47)
Accumulated deficit	(11,828)	(17,881)

Total stockholders' equity	90,238	80,183

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$122,359	$106,528